UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2020 (October 20, 2020)

ANCHIANO THERAPEUTICS LTD.

(Exact name of registrant as specified in its charter)

State of Israel	001-38807	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Building 1400E, Suite 14-105 Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 259-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing five ordinary shares, no par value per share	ANCN	Nasdaq Capital Market
Ordinary shares, no par value per share	N/A	Nasdaq Capital Market*

* Not for trading; only in connection with the registration of American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Neil Cohen as CEO

On October 20, 2020, Anchiano Therapeutics Ltd. (the “Company”) appointed Neil Cohen, age 57, as Chief Executive Officer of the Company, effective immediately. Pursuant to his employment agreement, in his capacity as Chief Executive Officer of the Company Mr. Cohen will receive a gross salary of $12,000 per month. Mr. Cohen will continue to serve as a member of the Company’s board of directors (the “Board”).

Mr. Cohen has served as the Chairman and Chief Executive Officer of Castel Partners Ltd. since January 2012. In 1994, he co-founded Israel Seed Partners, a leading venture capital firm, and managed the firm until 2019. Mr. Cohen has invested in and served on the boards of directors of many private technology companies, including a large number which were acquired or completed successful initial public offerings, including Compugen (Nasdaq: CGEN), Shopping.com (Nasdaq: SHOP, acquired by EBAY), Broadlight (acquired by Broadcom, Nasdaq: AVGO) and Cyota (acquired by RSA). He is a venture partner at SKY, an Israeli middle-market private equity firm, at Hetz Ventures Management Ltd., an early-stage Israeli venture capital fund, and Shavit Capital. Mr. Cohen was previously the Business Editor of The Jerusalem Post and began his career in the private equity group at the Rothschild Bioscience Unit of N M Rothschild & Sons Limited in London. Mr. Cohen received a B.A. and M.A., with first class honors, from Oxford University.

Mr. Cohen is not a party to any agreement or transaction that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Cohen and any other director or executive officer of the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K.

Appointment of Andrew Fine as CFO

On October 20, 2020, the Company appointed Andrew Fine, age 50, to serve as the Chief Financial Officer of the Company, effective immediately. Mr. Fine previously served as the Company’s Interim Chief Financial Officer pursuant to an arrangement with his employer, Line Consulting A.S Ltd. (“Line Consulting”) . Mr. Fine will enter into an employment agreement with the Company for which he will receive compensation equivalent to that previously paid to Line Consulting in respect of Mr. Fine’s services as Interim Chief Financial Officer, adjusted for customary differences between employment and consulting compensation.

Mr. Fine has served as the Company’s Interim Chief Financial Officer since July 2020. Mr. Fine has more than 20 years of experience in executive financial and operational roles and is currently Co-Managing Director at Line Consulting Ltd. Mr. Fine previously held roles as Chief Financial Officer at Seeking Alpha, ScaleMP and Freightos , leading finance and operations for the companies’ global activities. Mr. Fine holds a BA and an MBA from the Hebrew University of Jerusalem.

Mr. Fine is not a party to any agreement or transaction that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Fine and any director or other executive officer of the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K.

Reconstitution of Audit Committee

On October 20, 2020, the Company reconstituted the membership of the Audit Committee of the Board. Mr. Cohen stepped down from the Audit Committee (of which he was Chair) (as well as stepping down from the Compensation Committee and the Corporate Governance and Nominating Committee) in light of his new position as Chief Executive Officer of the Company. Ruth Alon, a current member of the Audit Committee, has been designated as the new Chair of the Audit Committee. Current Board member Isaac Kohlberg will join the Audit Committee. The Board has determined that all of the members of the Audit Committee, as reconstituted, are independent as defined in Israel’s Companies Law, 5759-1999, as amended, Securities and Exchange Commission (“SEC”) rules and Nasdaq listing requirements. The Board has determined that all members of the Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. The Board has determined that Ms. Alon is an Audit Committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the Nasdaq rules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCHIANO THERAPEUTICS LTD.

Date: October 20, 2020	By:	/s/ Stan Polovets
Name: Stan Polovets
Title: Chairman of the Board